Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Share Option and RSU Plan of Ceragon Networks Ltd. of our reports dated May 2, 2022, with respect to the consolidated financial statements of Ceragon Networks Ltd., and the effectiveness of internal control over financial reporting of Ceragon Networks Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2021 filed with the Securities and Exchange Commission.

Tel-Aviv, Israel November 30, 2022	/s/ KOST FORER GABBAY & KASIERER KOST FORER GABBAY & KASIERER A Member of EY Global